Exhibit 2.1A

November 29, 2012

Badlands Power Fuels, LLC

Mark D. Johnsrud

2951 125th Avenue NW

Watford City, North Dakota 58854

Dear Mark:

Heckmann Corporation, a Delaware corporation (“Parent”), Rough Rider Acquisition, LLC, a Delaware limited liability company (“Buyer”), Badlands Power Fuels, LLC, a North Dakota limited liability company (“Power Fuels”) and Mark D. Johnsrud (“Johnsrud”) have entered into that certain Agreement and Plan of Merger dated as of September 3, 2012, and attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Buyer will merge with and into Power Fuels. In order for the parties to induce one another to close the transactions contemplated by the Merger Agreement on November 30, 2012, Parent, Buyer, Seller and Johnsrud covenant and agree to the terms and conditions set forth in this letter agreement (this “Letter Agreement”). All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

1. The last sentence in Section 1.03 of the Merger Agreement shall be deleted in its entirety and replaced with the following sentence: “The Closing shall be deemed to occur at, and the calculation of all Closing amounts to be made hereunder (including the Net Working Capital) shall be made as of, 11:59 p.m. Eastern Standard Time on the Closing Date.”

2. The definition of “Net Working Capital Target” set forth in Section 10.01 of the Merger Agreement shall be deleted in its entirety and replaced with the following: “Net Working Capital Target” shall mean $45,200,000.”

3. Johnsrud represents and warrants to Parent and Buyer that he is currently the fee simple owner of the real estate upon which the Rink #1 Disposal Well, Rink SWD #2, Locken SWD #2, Foss SWD #1, and Ridl SWD #1 salt water disposal wells are located (each as described on Schedule 4.08(b) of the Merger Agreement) (collectively, the “Additional Wells”). It is agreed by the parties hereto that as of the Closing Date: (i) each of the Additional Wells are hereby leased to Surviving Company for a term of ninety-nine (99) years and such properties may be used by the Company for any uses permitted by law; (ii) the Surviving Company shall have a right of first refusal in favor of it in the event that Johnsrud offers to sell or otherwise assign or transfer any of his rights, title or interest in the Additional Wells; and (iii) Johnsrud and Surviving Company shall, on or prior to December 6, 2012, enter into a written lease for each Additional Well, in form and substance mutually acceptable to such parties, and customary, and any such leases shall incorporate the terms and conditions set forth herein, will have mutually acceptable boundaries that provide reasonable access to and from the applicable Additional Well and reasonable use of the salt water disposal well located thereon, will allow the Company to assign and enter into leasehold mortgages without landlord’s consent, and will permit the lease or a memorandum of it to be recorded by the Surviving Company in a form and substance reasonably acceptable to the Surviving Company.

4. The parties acknowledge and agree that: (a) each is relying upon the truth and accuracy of the covenants in this letter in closing the transactions contemplated by the Merger Agreement; and (b) other than as set forth herein, the Merger Agreement remains in full force and effect.

5. This Letter Agreement, together with the Merger Agreement, including the disclosure schedules and Exhibits thereto, the Escrow Agreement and the other documents referred to therein (including the Nondisclosure Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

6. This Letter Agreement may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

7. All matters relating to the interpretation, construction, validity and enforcement of this Letter Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

[Remainder of page intentionally left blank. Signature page follows.]

Very truly yours,

HECKMANN CORPORATION

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Its:	Executive Vice President

ROUGH RIDER ACQUISITION, LLC

By:	/s/ Damian C. Georgino
Name:	Damian C. Georgino
Its:	Vice President

BADLANDS POWER FUELS, LLC

By:	/s/ Mark D. Johnsrud
Name:	Mark D. Johnsrud
Its:	Member

/s/ Mark D. Johnsrud
Mark D. Johnsrud

[Signature Page to Side Letter]

Exhibit A

Merger Agreement